MANAGEMENT CONSULTING SERVICES AGREEMENT

THIS AGREEMENT dated effective as of the 1stday of September, 2009.

BETWEEN:

FRANK IDING, of Hydethorpe Road 105, London, England SW12 OJF, United Kingdom

(hereinafter called the “Manager”)

OF THE FIRST PART

AND:

AQUA SOCIETY, INC., a Nevada corporation, having a business address at Konrad-Adenauer Strasse 9-13, 45699, Herten, Germany

(hereinafter called the “Company”)

OF THE SECOND PART

WHEREAS:

A.	The Company wishes to retain the services of the Manager to act as the Company’s Chief Financial Officer and Treasurer; and

B.	The Manager has the business and management experience and expertise to provide the desired services to the Company,

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the following mutual covenants and agreements, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Manager hereby agrees to act as the Company’s Chief Financial Officer and Treasurer (the “Management Services”).

2.

In consideration of the Manager providing the Management Services to the Company, the Company agrees to pay to the Manager a consulting fee equal to $9,000 US per month (the “Consulting Fee”) payable on the 1st day of each month, beginning on September 1, 2009.

3.

For each fiscal year of the Company that started and completed during the term of this Agreement (and for greater clarity, beginning with the Company’s fiscal year ending September 30, 2010) (hereinafter referred to as a “Qualifying Year”), the Company shall pay to the Manager a bonus (the “Bonus”) equal to 2% of the amount, if any, by which the Company’s net income before taxes for the particular Qualifying Year exceeds $1,000,000 US. The Bonus shall be paid by the Company on or before January 31 of the year following the particular Qualifying Year.

4.

For the purposes of this Agreement, “net income before taxes” shall mean the Company’s net income before taxes as set out in the financial statements of the Company as audited by the Company’s auditors for the particular Qualifying Year. The amount so set out in the Company’s audited financial statements for the particular Qualifying Year shall be final and binding on the Company and the Manager.

5.

In order to be entitled to receive the Bonus, the Manager must provide the Management Services to the Company for the entire Qualifying Year. If the Manger ceases to provide the Management Services to the Company prior to the end of the particular Qualifying Year for any reason whatsoever, the Manager’s entitlement to the Bonus shall be forfeited, and the Company’s obligation to pay the Bonus shall cease.

6.

At the end of each Qualifying Year, provided that a majority of the Company’s Board of Directors, not including the Manager, determines that the Manager has reasonably fulfilled his duties and obligations under this Agreement during that particular Qualifying Year, the Company shall grant to the Manager options (the “Options”) to purchase 200,000 shares of the Company’s common stock, and exercisable at a price equal to 80% of the market price of the Company’s common stock.

7.	Any Options granted to the Manager pursuant to this Agreement shall be exercisable for a period of three years from the date such Options are granted, except that:

(a)

Subject to subsection (b) below, if the Manager ceases to provide the Management Services to the Company for any reason other than a reason set out in subsection (b) below, the Options shall cease to be exercisable thirty days after the date the Manager ceases to provide the Management Services to the Company; and

(b)

If the Manager ceases to provide the Management Services to the Company as a result of a breach of the Manager’s duties and obligations to Company, whether arising out of this Agreement or otherwise, the Options shall cease to be exercisable on the date the Manager ceases to provide Management Services to the Company.

8.	For the purposes of calculating the exercise price for the Options, “market price” shall be determined as follows:

(a)

if the Company’s common stock is listed on an established stock exchange or exchanges or the NASDAQ National Market, the lesser of (i) the closing price per share on the date immediately preceding the grant date of the Options (the “Grant Date”), and (ii) the average closing price per share as quoted on the principal exchange on which the Company’s common stock is traded or as reported by the NASDAQ National Market, as the case may be, during the ten (10) trading days immediately preceding the Grant Date;

(b)

if the Company’s common stock is not then listed on an exchange or the NASDAQ National Market, but is quoted on the NASDAQ Capital Market, the OTC Bulletin Board service or the Pink Sheets, the lesser of (i) the closing price per share on the date immediately preceding the Grant Date, or (ii) the average of the closing bid and ask prices per share for the Common Stock as quoted by the NASDAQ Capital Market, the OTC Bulletin Board or the Pinks Sheets, as the case may be, during the ten (10) trading days immediately preceding the Grant Date; or

(c) if there is no such reported market for the Company’s common stock for the date in question, then an amount determined in good faith by the Company’s Board of Directors.

9.

The Company agrees to reimburse the Manager for any properly receipted expenses directly attributable to performing his obligations to the Company pursuant to this Agreement, provided that any expenses in excess of $1,000 shall require the prior written approval of the Company (the “Reimbursable Expenses”).

10.

The parties agree that the Manager will provide the Management Services to the Company as, and when, needed. The Manager will not be restricted from participating in other business activities that do not conflict with his duties and obligations to the Company under this Agreement.

11.

The Manager covenants and agrees with the Company to, at all times, use his best efforts to advance the interests of the Company and to faithfully, industriously and, to the best of his abilities, perform the Management Services and the Manager further covenants and agrees with the Company that it will not engage in any activities that would bring the Company’s reputation into disrepute.

12.	The Manager represents and warrants to the Company as follows, and acknowledges that the Company is relying upon these representations and warranties in entering into this Agreement:

(a)	the Manager has the necessary expertise to effectively provide the Management Services;

(b)	the Manager is not aware of any fact or matter which would prevent the Manager from carrying out his duties and obligations pursuant to this Agreement;

(c)

No bankruptcy petitions have been filed within the last five years by or against any business of which the Manager was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(d)

Within the past five years, the Manager has not been convicted in any criminal proceeding or been the subject of any pending criminal proceeding (excluding traffic violations and other minor offenses);

(e)

Within the past five years, the Manager has not been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(f)

Within the past five years, the Manager has not been found by a court of competent jurisdiction (in a civil action) or any securities regulatory body to have violated any federal or state securities or commodities laws.

13.	The Manager acknowledges and agrees with the Company that he will at all times be an independent contractor and shall not at any time be or be deemed to be an employee of the Company.

14.

This Agreement shall commence on the date first written above and may be terminated by either party by written notice given not less than three (3) months from the date of termination or such shorter period as may be agreed by the parties, in writing.

15.	No amendment of this Agreement shall be valid unless such amendment is made in writing and executed by both parties.

16.	This Agreement shall be deemed to have been entered into in, and shall be governed by, the laws of the State of Nevada.

17.

The failure of any party to insist, whether in one or more instances, upon the performance of any of the terms or conditions of this Agreement or to exercise any right granted under this Agreement, shall not be construed as a waiver of the party’s right to demand the future performance of any such term or condition or of such party’s entitlement to exercise such right.

18.	The parties may not transfer, subcontract or otherwise assign any of the rights or obligations created under this Agreement without the prior written consent of the other party.

19.	Time shall be of the essence of this Agreement.

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20.	The Manager acknowledges that this Agreement has been prepared by O’Neill Law Group PLLC acting on behalf of the Company only and that he has been advised to obtain independent legal advice

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Frank Iding
Frank Iding

AQUA SOCIETY, INC.
by its authorized signatory

/s/ Hubert Hamm
Hubert Hamm
President, CEO, Secretary, Treasurer & Director